Exhibit 21.1
LINEAR TECHNOLOGY CORPORATION

LIST OF SUBSIDIARIES

1.	Linear Technology (U.K.) Limited

2.	Linear Technology KK (Japan)

3.	Linear Technology GmbH (Germany)

4.	Linear Technology S.A.R.L. (France)

5.	Linear Technology PTE (Singapore)

6.	Linear Technology (Taiwan) Corporation

7.	Linear Technology Korea

8.	Linear Semiconductor Sdn Bhd (Malaysia)

9.	Linear Technology A.B. (Sweden)

10.	Linear Technology Corporation Limited (Hong Kong)

11.	Linear Technology S.r.l. (Italy)

12.    Linear Technology GK (Japan)

13.    Linear Technology Canada Corp.